Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports Earnings of $510 Million for Fourth Quarter and $2.159 Billion for Year

▪                  Improving markets for farm and construction equipment contribute to higher results for both fourth quarter and full year.

▪                  Performance shows continued benefit from advanced products, flexible cost structure.

▪                  2018 forecast calls for net income of $2.6 billion.

MOLINE, Illinois (November 22, 2017) — Net income attributable to Deere & Company was $510.3 million, or $1.57 per share, for the fourth quarter ended October 29, 2017, compared with $285.3 million, or $0.90 per share, for the quarter ended October 30, 2016. For fiscal 2017, net income attributable to Deere & Company was $2.159 billion, or $6.68 per share, compared with $1.524 billion, or $4.81 per share, in 2016.

Worldwide net sales and revenues increased 23 percent, to $8.018 billion, for the fourth quarter and increased 12 percent, to $29.738 billion, for the full year. Net sales of the equipment operations were $7.094 billion for the quarter and $25.885 billion for the year, compared with respective totals of $5.650 billion and $23.387 billion in 2016.

“John Deere has completed another successful year as markets for farm and construction equipment showed improvement and our actions to build a more durable business model yielded strong results,” said Samuel R. Allen, chairman and chief executive officer, adding that the year’s sales and earnings were the fifth-highest in company history. “We saw higher overall demand for our products with farm machinery sales in South America making especially strong gains and construction equipment sales rising sharply. At the same time, the company realized continued benefits from its broad product portfolio and agile cost structure. As a result, Deere has remained well-positioned to serve present customers while making investments aimed at driving growth and attracting additional customers in the future.”

Investments made or announced during the year included the acquisition of the Wirtgen Group, the world’s leading manufacturer of road construction equipment. The transaction is expected to be finalized next month. “Wirtgen will establish Deere as a substantially more prominent player in global construction-equipment markets,” Allen said.

Deere Announces Fourth-Quarter Earnings	5

Summary of Operations

Net sales of the worldwide equipment operations increased 26 percent for the quarter and 11 percent for the full year compared with the same periods in 2016. Sales included price realization of 1 percent for the quarter and full year, with a favorable currency-translation effect of 2 percent and 1 percent for the respective periods. Equipment net sales in the United States and Canada increased 23 percent for the quarter and 5 percent for the year. Outside the U.S. and Canada, net sales increased 30 percent for the quarter and 20 percent for the year, with a favorable currency-translation effect of 3 percent and 1 percent, respectively.

Deere’s equipment operations reported operating profit of $669 million for the quarter and $2.821 billion for the full year, compared with $354 million and $1.880 billion in 2016. The improvement for the quarter was primarily driven by higher shipment volumes, a favorable product mix and price realization, partially offset by higher production costs,  higher selling, administrative and general expenses and an impairment charge for international construction and forestry operations. The full-year improvement was primarily due to higher shipment volumes, price realization and a favorable sales mix, partially offset by increases in production costs, selling, administrative and general expenses and warranty-related expenses. Full-year results also benefited from a gain on the sale of the company’s remaining interest in SiteOne Landscape Supply, Inc. (SiteOne).

Net income of the company’s equipment operations was $417 million for the fourth quarter and $1.707 billion for the year, compared with $185 million and $1.058 billion for the corresponding periods in 2016. The operating factors mentioned above affected both quarterly and full-year results.

Financial services reported net income attributable to Deere & Company of $127.8 million for the quarter and $476.9 million for the year compared with $109.8 million and $467.6 million for the periods in 2016. The increases were largely due to lower losses on lease residual values, with full-year results partially offset by less-favorable financing spreads and higher selling, administrative and general expenses.

Company Outlook & Summary

Company equipment sales are projected to increase by about 22 percent for fiscal 2018 and by about 38 percent for the first quarter compared with the same periods of 2017. Included in the forecast is a positive foreign-currency translation effect of about 2 percent for the year and about 3 percent for the first quarter. Net sales and revenues are projected to increase about 19 percent for fiscal 2018, with net income attributable to Deere & Company of about $2.6 billion.

The acquisition of the Wirtgen Group, expected to close in December 2017, is forecast to contribute about $3.1 billion in net sales in fiscal 2018. Wirtgen is expected to add about 12 percent to Deere’s sales for the full year and about 6 percent for the first quarter in comparison with 2017. After estimated expenses for purchase accounting and transaction costs, Wirtgen is expected to contribute about $75 million to operating profit and about $25 million to net income in fiscal 2018.

Deere Announces Fourth-Quarter Earnings	6

Allen reaffirmed his belief the future holds substantial promise for the company. “Thanks to the commitment of employees, dealers and suppliers, our plans for helping meet the world’s increasing need for food, shelter and infrastructure are making further progress. These broad trends remain quite compelling and are widely considered to have ample staying power. We have great confidence in the company’s present course and, backed by its impressive performance in 2017, firmly believe John Deere is positioned to deliver stronger, more consistent results in the future.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 22 percent for the quarter and 9 percent for the year due to higher shipment volumes and the favorable effects of currency translation. Additionally, full-year results benefited from price realization.

Operating profit was $584 million for the quarter and $2.484 billion for the year, compared with $371 million and $1.700 billion for the respective periods of 2016. The quarter’s improvement was driven mainly by higher shipment volumes and a favorable sales mix, partially offset by increased production costs and higher selling, administrative and general expenses. Results were higher for the year primarily due to increased shipment volumes, price realization and a favorable sales mix, partially offset by increases in production costs, selling, administrative and general expenses and warranty-related expenses. Full-year results benefited from a gain on the sale of Deere’s remaining SiteOne interest.

Construction & Forestry. Construction and forestry sales increased 37 percent for the quarter and 17 percent for the year on account of higher shipment volumes, price realization and the favorable effects of currency translation.

The division reported operating profit of $85 million for the quarter and $337 million for the year, compared with an operating loss of $17 million and operating profit of $180 million for the corresponding periods of 2016. Higher results were mainly attributable to improved shipment volumes and price realization. Results for the quarter were partially offset by an impairment charge for international operations. On a full-year basis, results were partially offset by higher warranty expenses, increased selling, administrative and general expenses and higher production costs.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 9 percent for fiscal-year 2018, including a positive currency-translation effect of about 2 percent. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be up 5 to 10 percent for 2018, supported by higher demand for large equipment. Full-year industry sales in the EU28 member nations are forecast to be up about 5 percent due to improving conditions in the dairy and livestock sectors. South American industry sales of tractors and combines are projected to be flat to up 5 percent as a result of continued positive conditions, particularly in Argentina. Asian sales are forecast to be flat with strength in India offsetting weakness in China. Industry sales of turf and utility equipment in

Deere Announces Fourth-Quarter Earnings	7

the U.S. and Canada are expected to be about flat for 2018. Deere’s turf sales are expected to outperform the industry owing to the success of new products.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be up about 69 percent for 2018, including a positive currency-translation effect of about 1 percent. The Wirtgen acquisition is expected to add about 54 percent to the division’s sales for the year. The outlook reflects moderate economic growth worldwide, including higher housing starts in the U.S. and increased activity in the oil and gas sector. In forestry, global industry sales are expected to be flat to up 5 percent mainly as a result of improved lumber prices in North America.

Financial Services. Fiscal-year 2018 net income attributable to Deere & Company for the financial services operations is expected to be approximately $515 million. The outlook reflects a higher average portfolio, partially offset by increased selling, administrative and general expenses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary,

John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $101.4 million for the fourth quarter and $328.4 million for the full year, compared with $81.7 million and $341.6 million for the respective periods in 2016. Results for the quarter benefited from lower losses on lease residual values. The decline for the full year was primarily due to less-favorable financing spreads and higher selling, administrative and general expenses, partially offset by lower losses on lease residual values.

Net receivables and leases financed by JDCC were $33.000 billion at October 29, 2017, compared with $31.999 billion at October 30, 2016.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for

Deere Announces Fourth-Quarter Earnings	8

commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The potential withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the

Deere Announces Fourth-Quarter Earnings	9

exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses and the failure or delay in closing such

Deere Announces Fourth-Quarter Earnings	10

transactions; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces Fourth-Quarter Earnings	11

Fourth Quarter 2017 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Twelve Months Ended
	October 29	October 30%		October 29	October 30%
	2017	2016	Change	2017	2016	Change
Net sales and revenues:
Agriculture and turf	$5,437	$4,441	+22	$20,167	$18,487	+9
Construction and forestry	1,657	1,209	+37	5,718	4,900	+17
Total net sales	7,094	5,650	+26	25,885	23,387	+11
Financial services	782	740	+6	2,935	2,694	+9
Other revenues	142	130	+9	918	563	+63
Total net sales and revenues	$8,018	$6,520	+23	$29,738	$26,644	+12

Operating profit: *
Agriculture and turf	$584	$371	+57	$2,484	$1,700	+46
Construction and forestry	85	(17)		337	180	+87
Financial services	193	164	+18	722	709	+2
Total operating profit	862	518	+66	3,543	2,589	+37
Reconciling items **	(130)	(93)	+40	(413)	(365)	+13
Income taxes	(222)	(140)	+59	(971)	(700)	+39
Net income attributable to Deere & Company	$510	$285	+79	$2,159	$1,524	+42

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended October 29, 2017 and October 30, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016
Net Sales and Revenues
Net sales	$7,094.4	$5,650.1
Finance and interest income	722.2	662.2
Other income	201.1	207.4
Total	8,017.7	6,519.7

Costs and Expenses
Cost of sales	5,426.9	4,383.5
Research and development expenses	397.0	386.0
Selling, administrative and general expenses	840.8	747.1
Interest expense	248.3	198.8
Other operating expenses	338.2	369.9
Total	7,251.2	6,085.3

Income of Consolidated Group before Income Taxes	766.5	434.4
Provision for income taxes	222.3	140.2
Income of Consolidated Group	544.2	294.2
Equity in loss of unconsolidated affiliates	(33.5)	(9.8)
Net Income	510.7	284.4
Less: Net income (loss) attributable to noncontrolling interests	.4	(.9)
Net Income Attributable to Deere & Company	$510.3	$285.3

Per Share Data
Basic	$1.59	$.91
Diluted	$1.57	$.90

Average Shares Outstanding
Basic	321.6	314.6
Diluted	325.8	316.2

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Years Ended October 29, 2017 and October 30, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016
Net Sales and Revenues
Net sales	$25,885.1	$23,387.3
Finance and interest income	2,731.5	2,511.2
Other income	1,121.1	745.5
Total	29,737.7	26,644.0

Costs and Expenses
Cost of sales	19,933.5	18,248.9
Research and development expenses	1,367.7	1,389.1
Selling, administrative and general expenses	3,066.6	2,763.7
Interest expense	899.5	763.7
Other operating expenses	1,316.6	1,254.6
Total	26,583.9	24,420.0

Income of Consolidated Group before Income Taxes	3,153.8	2,224.0
Provision for income taxes	971.1	700.1
Income of Consolidated Group	2,182.7	1,523.9
Equity in loss of unconsolidated affiliates	(23.5)	(2.4)
Net Income	2,159.2	1,521.5
Less: Net income (loss) attributable to noncontrolling interests	.1	(2.4)
Net Income Attributable to Deere & Company	$2,159.1	$1,523.9

Per Share Data
Basic	$6.76	$4.83
Diluted	$6.68	$4.81

Average Shares Outstanding
Basic	319.5	315.2
Diluted	323.3	316.6

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of October 29, 2017 and October 30, 2016

(In millions of dollars) Unaudited

	2017	2016
Assets
Cash and cash equivalents	$9,334.9	$4,335.8
Marketable securities	451.6	453.5
Receivables from unconsolidated affiliates	35.9	16.5
Trade accounts and notes receivable - net	3,924.9	3,011.3
Financing receivables - net	25,104.1	23,702.3
Financing receivables securitized - net	4,158.8	5,126.5
Other receivables	1,200.0	1,018.5
Equipment on operating leases - net	6,593.7	5,901.5
Inventories	3,904.1	3,340.5
Property and equipment - net	5,067.7	5,170.6
Investments in unconsolidated affiliates	182.5	232.6
Goodwill	1,033.3	815.7
Other intangible assets - net	218.0	104.1
Retirement benefits	538.2	93.6
Deferred income taxes	2,415.0	2,964.4
Other assets	1,623.6	1,631.1
Total Assets	$65,786.3	$57,918.5

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$10,035.3	$6,910.7
Short-term securitization borrowings	4,118.7	4,997.8
Payables to unconsolidated affiliates	121.9	81.6
Accounts payable and accrued expenses	8,417.0	7,240.1
Deferred income taxes	209.7	166.0
Long-term borrowings	25,891.3	23,703.0
Retirement benefits and other liabilities	7,417.9	8,274.5
Total liabilities	56,211.8	51,373.7

Redeemable noncontrolling interest	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	9,557.3	6,520.0
Noncontrolling interests	3.2	10.8
Total stockholders’ equity	9,560.5	6,530.8
Total Liabilities and Stockholders’ Equity	$65,786.3	$57,918.5

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended October 29, 2017 and October 30, 2016

(In millions of dollars) Unaudited

	2017	2016
Cash Flows from Operating Activities
Net income	$2,159.2	$1,521.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	98.3	94.3
Provision for depreciation and amortization	1,715.5	1,559.8
Impairment charges	39.8	85.1
Share-based compensation expense	68.1	70.6
Gain on sale of unconsolidated affiliates and investments	(375.1)	(74.5)
Undistributed earnings of unconsolidated affiliates	(14.4)	(1.9)
Provision for deferred income taxes	100.1	282.7
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(838.9)	335.2
Inventories	(1,305.3)	(106.1)
Accounts payable and accrued expenses	968.0	(155.2)
Accrued income taxes payable/receivable	(84.2)	7.0
Retirement benefits	(31.9)	238.6
Other	(299.4)	(87.4)
Net cash provided by operating activities	2,199.8	3,769.7

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	14,671.1	14,611.4
Proceeds from maturities and sales of marketable securities	404.2	169.4
Proceeds from sales of equipment on operating leases	1,440.8	1,256.2
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	113.9	81.1
Cost of receivables acquired (excluding receivables related to sales)	(15,221.8)	(13,954.5)
Purchases of marketable securities	(118.0)	(171.2)
Purchases of property and equipment	(594.9)	(644.4)
Cost of equipment on operating leases acquired	(1,997.4)	(2,310.7)
Acquisitions of businesses, net of cash acquired	(284.2)	(198.5)
Other	(58.0)	(16.0)
Net cash used for investing activities	(1,644.3)	(1,177.2)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	1,310.6	(1,213.6)
Proceeds from long-term borrowings	8,702.2	5,070.7
Payments of long-term borrowings	(5,397.0)	(5,267.6)
Proceeds from issuance of common stock	528.7	36.0
Repurchases of common stock	(6.2)	(205.4)
Dividends paid	(764.0)	(761.3)
Other	(87.8)	(64.7)
Net cash provided by (used for) financing activities	4,286.5	(2,405.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	157.1	(13.0)

Net Increase in Cash and Cash Equivalents	4,999.1	173.6
Cash and Cash Equivalents at Beginning of Year	4,335.8	4,162.2
Cash and Cash Equivalents at End of Year	$9,334.9	$4,335.8

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)         In September 2017, the Company acquired Blue River Technology (Blue River), which is based in Sunnyvale, California for an acquisition cost of approximately $284 million, net of cash acquired of $4 million and $21 million funded to escrow for post-acquisition expenses. Blue River has designed and integrated computer vision and machine learning technology to optimize the use of farm inputs. Machine learning technologies could eventually be applied to a wide range of the Company’s products. The preliminary fair values assigned to the assets and liabilities related to the acquired entity were approximately $1 million of trade receivables, $2 million of property and equipment, $193 million of goodwill, $125 million of identifiable intangible assets, $1 million of accounts payable and accrued expenses, and $36 million of net deferred tax liabilities. The identifiable intangibles were primarily related to in-process research and development, which will not be amortized until the research and development efforts are complete or end. The goodwill is not expected to be deducted for tax purposes. Blue River is included in the Company’s agriculture and turf operating segment.

(2)         In December 2016, the Company sold approximately 38 percent of its interest in SiteOne Landscape Supply, Inc. (SiteOne) resulting in gross proceeds of $114 million and a gain of $105 million pretax or $66 million after-tax. In April 2017, the Company sold an additional 68 percent of its then remaining interest in SiteOne resulting in gross proceeds of $184 million and a gain of $176 million pretax or $111 million after-tax. In July 2017, the Company sold its remaining interest in SiteOne resulting in gross proceeds of $98 million and a gain of $94 million pretax or $59 million after-tax. The gains were recorded in other income in the agriculture and turf operating segment.

(3)         In the third quarter of 2017, the Company early adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC 718, Compensation – Stock Compensation. This ASU changes the treatment of share based payment transactions by recognizing the impact of excess tax benefits or deficiencies related to exercised or vested awards in income tax expense in the period of exercise or vesting, instead of common stock. As required, this change was reflected for all periods in fiscal year 2017. This change increased net income in the fourth quarter and full year 2017 by $5 million and $30 million, respectively. The ASU also modified the presentation of excess tax benefits in the statement of consolidated cash flows by including that amount with other income tax cash flows as an operating activity and no longer presented separately as a financing activity. This change was recognized through a retrospective application that increased net cash flow provided by operating activities by approximately $30 million and $4 million for fiscal years 2017 and 2016, respectively.

(4)         During the fourth quarter of 2016, the Company announced voluntary employee separation programs as part of its effort to reduce operating costs. The programs provided for cash payments based on previous years of service. The expense was recorded in the period the employees accepted the separation offer. The programs’ total pretax expenses were approximately $113 million, of which $11 million was recorded in the fourth quarter of 2016, $101 million was recorded in the first nine months of 2017, and $1 million was recognized in the fourth quarter of 2017. The payments for all programs were substantially made in the first quarter of 2017. The total 2017 expenses are allocated approximately 30 percent cost of sales, 16 percent research and development, and 54 percent selling, administrative and general. In addition, the expenses are allocated 75 percent to agriculture and turf operations, 17 percent to the construction and forestry operations, and 8 percent to the financial services operations. Savings from these programs were estimated to be approximately $70 million in 2017.

(5)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	October 29	October 30	October 29	October 30
	2017	2016	2017	2016

Dividends declared	$.60	$.60	$2.40	$2.40
Dividends paid	$.60	$.60	$2.40	$2.40

(6)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(7)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 8 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(8) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended October 29, 2017 and October 30, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$7,094.4	$5,650.1
Finance and interest income	11.4	15.3	$779.6	$701.2
Other income	200.7	156.7	68.4	85.1
Total	7,306.5	5,822.1	848.0	786.3

Costs and Expenses
Cost of sales	5,427.4	4,384.1
Research and development expenses	397.0	386.0
Selling, administrative and general expenses	714.5	619.9	128.3	128.8
Interest expense	64.1	54.8	189.8	149.8
Interest compensation to Financial Services	63.0	48.4
Other operating expenses	67.3	57.6	336.6	344.6
Total	6,733.3	5,550.8	654.7	623.2

Income of Consolidated Group before Income Taxes	573.2	271.3	193.3	163.1
Provision for income taxes	156.7	86.4	65.6	53.8
Income of Consolidated Group	416.5	184.9	127.7	109.3

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	127.8	109.8	.1	.5
Other	(33.6)	(10.3)
Total	94.2	99.5	.1	.5
Net Income	510.7	284.4	127.8	109.8
Less: Net income (loss) attributable to noncontrolling interests	.4	(.9)
Net Income Attributable to Deere & Company	$510.3	$285.3	$127.8	$109.8

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Years Ended October 29, 2017 and October 30, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$25,885.1	$23,387.3
Finance and interest income	71.7	61.1	$2,928.2	$2,690.1
Other income	1,065.0	653.7	250.9	229.0
Total	27,021.8	24,102.1	3,179.1	2,919.1

Costs and Expenses
Cost of sales	19,935.2	18,250.8
Research and development expenses	1,367.7	1,389.1
Selling, administrative and general expenses	2,530.7	2,262.5	542.3	508.5
Interest expense	263.7	250.5	669.2	536.5
Interest compensation to Financial Services	234.5	216.6
Other operating expenses	257.0	215.7	1,246.8	1,167.0
Total	24,588.8	22,585.2	2,458.3	2,212.0

Income of Consolidated Group before Income Taxes	2,433.0	1,516.9	720.8	707.1
Provision for income taxes	726.0	459.0	245.1	241.1
Income of Consolidated Group	1,707.0	1,057.9	475.7	466.0

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	476.9	467.6	1.2	1.6
Other	(24.7)	(4.0)
Total	452.2	463.6	1.2	1.6
Net Income	2,159.2	1,521.5	476.9	467.6
Less: Net income (loss) attributable to noncontrolling interests	.1	(2.4)
Net Income Attributable to Deere & Company	$2,159.1	$1,523.9	$476.9	$467.6

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of October 29, 2017 and October 30, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Assets
Cash and cash equivalents	$8,168.4	$3,140.5	$1,166.5	$1,195.3
Marketable securities	20.2	34.2	431.4	419.3
Receivables from unconsolidated subsidiaries and affiliates	1,032.1	3,150.1
Trade accounts and notes receivable - net	876.3	654.2	4,134.1	3,370.5
Financing receivables - net		.4	25,104.1	23,701.9
Financing receivables securitized - net			4,158.8	5,126.5
Other receivables	1,045.6	855.4	195.5	164.0
Equipment on operating leases - net			6,593.7	5,901.5
Inventories	3,904.1	3,340.5
Property and equipment - net	5,017.3	5,118.5	50.4	52.1
Investments in unconsolidated subsidiaries and affiliates	4,812.3	4,697.0	13.8	11.9
Goodwill	1,033.3	815.7
Other intangible assets - net	218.0	104.1
Retirement benefits	538.1	93.6	16.9	20.5
Deferred income taxes	3,098.8	3,556.0	79.8	75.5
Other assets	973.9	834.9	651.4	798.1
Total Assets	$30,738.4	$26,395.1	$42,596.4	$40,837.1

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$375.5	$249.0	$9,659.8	$6,661.7
Short-term securitization borrowings			4,118.7	4,997.8
Payables to unconsolidated subsidiaries and affiliates	121.9	81.5	996.2	3,133.6
Accounts payable and accrued expenses	7,718.1	6,661.2	1,827.1	1,595.2
Deferred income taxes	115.6	87.3	857.7	745.9
Long-term borrowings	5,490.9	4,565.3	20,400.4	19,137.7
Retirement benefits and other liabilities	7,341.9	8,206.0	92.9	89.0
Total liabilities	21,163.9	19,850.3	37,952.8	36,360.9

Redeemable noncontrolling interest	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	9,557.3	6,520.0	4,643.6	4,476.2
Noncontrolling interests	3.2	10.8
Total stockholders’ equity	9,560.5	6,530.8	4,643.6	4,476.2
Total Liabilities and Stockholders’ Equity	$30,738.4	$26,395.1	$42,596.4	$40,837.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 29, 2017 and October 30, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Cash Flows from Operating Activities
Net income	$2,159.2	$1,521.5	$476.9	$467.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	9.9	8.2	88.4	86.1
Provision for depreciation and amortization	839.3	803.4	984.3	846.7
Impairment charges	39.8	25.4		59.7
Gain on sale of unconsolidated affiliates and investments	(375.1)	(74.5)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(125.0)	94.0	(1.1)	(1.5)
Provision (credit) for deferred income taxes	(6.7)	13.2	106.8	269.5
Changes in assets and liabilities:
Trade receivables	(243.9)	(175.3)
Inventories	(504.3)	578.4
Accounts payable and accrued expenses	946.2	(169.6)	93.9	40.6
Accrued income taxes payable/receivable	(122.7)	18.2	38.5	(11.2)
Retirement benefits	(39.2)	232.4	7.3	6.2
Other	(139.5)	36.5	81.5	97.1
Net cash provided by operating activities	2,438.0	2,911.8	1,876.5	1,860.8

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			15,963.2	15,831.4
Proceeds from maturities and sales of marketable securities	297.9	81.9	106.3	87.5
Proceeds from sales of equipment on operating leases			1,440.8	1,256.2
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	113.9	81.1
Cost of receivables acquired (excluding trade and wholesale)			(16,799.9)	(15,168.2)
Purchases of marketable securities		(59.4)	(118.0)	(111.8)
Purchases of property and equipment	(591.4)	(641.8)	(3.5)	(2.6)
Cost of equipment on operating leases acquired			(3,079.8)	(3,235.7)
Increase in investment in Financial Services	(20.0)	(28.2)
Decrease (increase) in trade and wholesale receivables			(379.9)	492.5
Acquisitions of businesses, net of cash acquired	(284.2)	(198.5)
Other	(32.7)	(55.2)	(26.5)	24.6
Net cash used for investing activities	(516.5)	(820.1)	(2,897.3)	(826.1)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	64.5	(207.2)	1,246.1	(1,006.4)
Change in intercompany receivables/payables	2,142.0	(756.0)	(2,142.0)	756.0
Proceeds from long-term borrowings	1,107.0	173.4	7,595.2	4,897.3
Payments of long-term borrowings	(66.3)	(72.8)	(5,330.7)	(5,194.8)
Proceeds from issuance of common stock	528.7	36.0
Repurchases of common stock	(6.2)	(205.4)
Capital investment from Equipment Operations			20.0	28.2
Dividends paid	(764.0)	(761.3)	(365.2)	(562.1)
Other	(54.4)	(36.7)	(33.4)	(28.0)
Net cash provided by (used for) financing activities	2,951.3	(1,830.0)	990.0	(1,109.8)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	155.1	(21.2)	2.0	8.2

Net Increase (Decrease) in Cash and Cash Equivalents	5,027.9	240.5	(28.8)	(66.9)
Cash and Cash Equivalents at Beginning of Year	3,140.5	2,900.0	1,195.3	1,262.2
Cash and Cash Equivalents at End of Year	$8,168.4	$3,140.5	$1,166.5	$1,195.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.